UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2005

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23593	94-3221585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 961-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2005, VeriSign, Inc., entered into an Asset Purchase Agreement (the “Agreement”) with PayPal, Inc., PayPal International Limited (collectively, the “Purchasers”) and eBay Inc. Under the terms of the Agreement, VeriSign has agreed to sell to the Purchasers certain assets related to VeriSign’s payment gateway business and the Purchasers will assume certain liabilities related thereto for approximately $370 million, payable in cash and/or eBay common stock (the “Transaction”). After December 1, 2005, subject to certain conditions, the Purchasers may elect to have eBay issue shares of its common stock to VeriSign in lieu of all or any portion of the $370 million payment. The parties will indemnify each other for breaches of representations, warranties, covenants and other liabilities under certain circumstances, subject to limitations, as provided in the agreement. The consummation of the transaction is subject to certain closing conditions, including the termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

A copy of the press release issued by VeriSign on October 10, 2005 announcing the above-mentioned transaction is incorporated herein by reference and filed as Exhibit 99.1.

Item 8.01 Other Events.

On October 10, 2005, VeriSign also entered into a strategic relationship agreement with eBay that provides for collaboration on payment services and security initiatives for e-commerce. Upon closing of the Transaction, VeriSign and the Purchasers will enter into an agreement whereby VeriSign will not compete with the payment gateway business sold to the Purchasers for three years following the closing. Upon closing of the Transaction, VeriSign and the Purchasers will also enter a license agreement for certain technology to be exchanged between the parties related to the transaction and a transaction services agreement whereby VeriSign will provide transition services to the Purchasers for up to one year following the closing to assist with the transition of the payment gateway business to the Purchasers.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits.

Number	Description
99.1	Press release dated October 10, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: October 13, 2005	By:	/s/ James M. Ulam
James M. Ulam
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Number	Description
99.1	Press release dated October 10, 2005.